As filed with the Securities and Exchange Commission on January 10, 2005

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

CARMIKE CINEMAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	58-1469127
(State or Other Jurisdiction of	(I.R.S. Employer Identification Number)
Incorporation or Organization)

1301 First Avenue
Columbus, Georgia 31901

(Address of Principal Executive Offices) (Zip Code)
_______________

Carmike Cinemas, Inc.

2004 Incentive Stock Plan

(Full Title of the Plan)
_______________

Martin A. Durant
Senior Vice President-Finance, Treasurer and
Chief Financial Officer
Carmike Cinemas, Inc.
1301 First Avenue
Columbus, Georgia 31901
(706) 576-3400

(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Alan J. Prince
King & Spalding LLP
191 Peachtree Street
Atlanta, Georgia 30303
(404) 572-4600
_______________

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount	Offering Price Per	Aggregate Offering	Registration
to be Registered	to be Registered(1)	Share(2)	Price(2)	Fee
Common Stock, par value $.03 per share	1,405,000	$36.38	$51,113,900	$6,017

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the plan as the result of any future stock splits, stock dividends or similar adjustment of the Registrant’s common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Registrant’s common stock as quoted on The Nasdaq National Market on January 5, 2005.

EXPLANATORY NOTE

     This Registration Statement on Form S-8 relates to one million four hundred five thousand (1,405,000) shares of common stock, par value $.03 per share (the “Common Stock”), of Carmike Cinemas, Inc. (the “Registrant”) to be issued to eligible employees and directors of the Registrant or a subsidiary or parent pursuant to the Carmike Cinemas, Inc. 2004 Incentive Stock Plan (the “Plan”). The Plan includes 830,000 newly authorized shares and 225,000 unissued shares that were previously authorized for issuance under the Carmike Cinemas, Inc. Employee and Consultant Long-Term Stock Incentive Plan and the Carmike Cinemas, Inc. Non-Employee Directors Long-Term Stock Incentive Plan (the “Predecessor Plans”). In addition, up to 350,000 shares that were subject to grants under the Predecessor Plans which may be forfeited on or after the effective date of the Plan shall become available for issuance under the Plan. The exact number of such shares will depend upon which grants, if any, under such Predecessor Plans are forfeited. Any shares of Common Stock which remain unissued after the cancellation, expiration or exchange of an Option, SAR or Stock Grant or which are forfeited after issuance shall again be available for grants under the Plan, as shall any shares of Common Stock used to satisfy a withholding obligation.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents that the Registrant has previously filed with the Commission are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003 filed on December 14, 2004;

(b)	the Registrant’s Quarterly Reports on Form 10-Q/A for the quarterly periods ended March 31, 2004 and June 30, 2004 filed on December 20, 2004;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 filed on December 14, 2004;

(d)	the Registrant’s Current Reports on Form 8-K filed on January 15, 2004, February 20, 2004, November 15, 2004, November 30, 2004 and December 15, 2004; and

(e)	the description of the Registrant’s common stock contained in amendments to Form 8-A filed with the Commission on January 31, 2002 and February 14, 2002 (File No. 000-14993), including any amendment or report filed for the purpose of updating such description.

     In addition, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, The Registrant’s certificate of incorporation contains a provision that eliminates the personal liability of its directors for monetary damages for any breach of fiduciary duty as a director. Such provision, however, does not eliminate a director’s liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Code (in respect of certain unlawful dividend payments or stock purchases or redemptions); or (iv) for a transaction from which the director derived an improper personal benefit.

     As permitted by Section 145 of the Delaware General Corporation Law, the certificate of incorporation provides that the Registrant shall indemnify any and all persons whom it has the power to indemnify under Delaware law from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law, and the indemnification provided for in the certificate of incorporation shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     Further, the certificate of incorporation and bylaws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law upon a determination by a majority of the board of directors, by independent legal counsel in a written opinion or by the stockholders that the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in or not opposed to the Registrant’s best interests and had no reasonable cause to believe his conduct was unlawful. Any expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

     The Registrant may, to the extent authorized by the board of directors, provide rights to indemnification and to the advancement of expenses to its employees and agents similar to those conferred to the directors and officers as described above. The Registrant has insurance policies providing for indemnification of officers and directors against liabilities and expenses incurred by any of them in certain proceedings and under certain conditions, such as in the absence of fraud. The Registrant has entered into indemnification agreements with its directors providing contractual indemnification by the Registrant to the fullest extent permissible under Delaware law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to Carmike’s Amendment to Form 8-A filed January 31, 2002 and incorporated herein by reference).

4.2	Amended and Restated By-Laws of Carmike Cinemas, Inc. (filed as Exhibit 3.2 to Carmike’s Amendment to Form 8-A filed January 31, 2002 and incorporated herein by reference).

4.3	Amendment No. 1 to the Amended and Restated By-Laws of Carmike Cinemas, Inc. (filed as Exhibit 3.2 to Carmike’s Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference).

4.4	Indenture, dated as of February 4, 2004, among Carmike Cinemas, Inc., each of the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee (filed as Exhibit 4.2 to Carmike’s Current Report on Form 8-K filed February 20, 2004 and incorporated herein by reference).

4.5	Exchange and Registration Rights Agreement, dated as of February 4, 2004, among Carmike Cinemas, Inc., each of the Guarantors named therein and Goldman, Sachs & Co. (filed as Exhibit 4.3 to Carmike’s Current Report on Form 8-K filed February 20, 2004 and incorporated herein by reference).

4.6	Registration Rights Agreement, dated as of January 31, 2002, by and among Carmike Cinemas, Inc. and certain stockholders (filed as Exhibit 99.3 to Amendment No. 1 to Schedule 13D of Goldman, Sachs & Co., et. al., filed February 8, 2002 and incorporated herein by reference).

4.7	Carmike Cinemas, Inc. 2004 Incentive Stock Plan (filed as Appendix A to Carmike’s Definitive Proxy Statement for the 2004 Annual Meeting of Stockholders, filed on April 16, 2004 and incorporated herein by reference).

5.1	Opinion of King & Spalding LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on this 10th day of January, 2005.

CARMIKE CINEMAS, INC.
By:	/s/ Martin A. Durant
Martin A. Durant
Senior Vice President — Finance, Treasurer and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael W. Patrick and Martin A. Durant, jointly and severally, his or her attorneys-in-fact, each with power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 10th day of January, 2005.

/s/ Michael W. Patrick Michael W. Patrick	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
/s/ Martin A. Durant Martin A. Durant	Senior Vice President - Finance, Treasurer and Chief Financial Officer (Principal Financial Officer)
/s/ Philip A. Smitley Philip A. Smitley	Assistant Vice President and Controller (Principal Accounting Officer)
/s/ Fred W. Van Noy Fred W. Van Noy	Senior Vice President - Chief Operating Officer and Director
/s/ Alan J. Hirschfield Alan J. Hirschfield	Director
/s/ S. David Passman III S. David Passman III	Director
/s/ Carl L. Patrick, Jr. Carl L. Patrick, Jr.	Director
/s/ Kenneth A. Pontarelli Kenneth A. Pontarelli	Director
Roland C. Smith	Director
/s/ Patricia A. Wilson Patricia A. Wilson	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to Carmike’s Amendment to Form 8-A filed January 31, 2002 and incorporated herein by reference).

4.2	Amended and Restated By-Laws of Carmike Cinemas, Inc. (filed as Exhibit 3.2 to Carmike’s Amendment to Form 8-A filed January 31, 2002 and incorporated herein by reference).

4.3	Amendment No. 1 to the Amended and Restated By-Laws of Carmike Cinemas, Inc. (filed as Exhibit 3.2 to Carmike’s Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference).

4.4	Indenture, dated as of February 4, 2004, among Carmike Cinemas, Inc., each of the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee (filed as Exhibit 4.2 to Carmike’s Current Report on Form 8-K filed February 20, 2004 and incorporated herein by reference).

4.5	Exchange and Registration Rights Agreement, dated as of February 4, 2004, among Carmike Cinemas, Inc., each of the Guarantors named therein and Goldman, Sachs & Co. (filed as Exhibit 4.3 to Carmike’s Current Report on Form 8-K filed February 20, 2004 and incorporated herein by reference).

4.6	Registration Rights Agreement, dated as of January 31, 2002, by and among Carmike Cinemas, Inc. and certain stockholders (filed as Exhibit 99.3 to Amendment No. 1 to Schedule 13D of Goldman, Sachs & Co., et. al., filed February 8, 2002 and incorporated herein by reference).

4.7	Carmike Cinemas, Inc. 2004 Incentive Stock Plan (filed as Appendix A to Carmike’s Definitive Proxy Statement for the 2004 Annual Meeting of Stockholders, filed on April 16, 2004 and incorporated herein by reference).

5.1	Opinion of King & Spalding LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).